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                                                                    EXHIBIT 3.45

                            ARTICLES OF INCORPORATION

                                       of

                         SOARING VISTA PROPERTIES, INC.


       FIRST: The undersigned, John H. Vogel, whose address 9213 Farnsworth Drive, Potomac, Maryland 20651, being at least twenty-one (21) years of age does hereby form a corporation under the General, Corporation Law of the State of Maryland.

       SECOND: The name of the corporation is SOARING VISTA PROPERTIES, INC. (the "Corporation"),

       THIRD: The purpose of the Corporation is to acquire, develop, own and operate certain real estate located in the vicinity of Anne Arundel County, Maryland together with the improvements thereon (the "Property"), and to enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions as may be necessary in order to carry out any of the foregoing purposes, including, but not limited to, the following: (i) to purchase, transfer, mortgage, pledge and acquire and otherwise exercise rights, powers, privileges and other incidents of ownership with respect to real and personal property; (ii) to borrow or raise money without limitation as to amount, and to assure the payment of any obligations of the Corporation by mortgage, hypothecation, pledge or other security assignment or arrangement of all or part or the Property; (iii) to provide for any and all services related to the management, control and operation of the Property; and (iv) to carry on any and all other activities related to the conduct of a real estate business.

       FOURTH: The address of the principal office of the Corporation is 1416 Forest Drive, Annapolis, Maryland 21401.


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       FIFTH: The name and address of the resident agent of the Corporation is
CSC - Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

       SIXTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of voting common stock, having a par value of one dollar ($1.00) per share, all of one class (the "Common Stock"). The aggregate par value of all of the authorized shares shall be one thousand dollars ($1,000.00). On all matters, each share of Common Stock shall have one (1) vote. Each share of Common Stock shall bear such transfer restrictions as shall be set forth in the By-Laws of the Corporation or in an agreement entered into by its stockholders or by the Corporation and its stockholders.

       SEVENTH: The Board of Directors of the Corporation shall consist of not less than three (3) nor more than five (5) directors. The name of each person who is to serve as a director of the Corporation, until the first annual meeting of the stockholders and until their successors are elected and qualify, is or follows: William K. Blanchet, Margaret B. Blanchet, Stephen R. Campbell, Gail B. Campbell and James R. Hecht.

       EIGHTH: The Corporation is to have perpetual existence. Corporation, subject to the reserved power of the stockholders to make, alter and repeal the By-laws.

       IN WITNESS WHEREOF, I hereby sign and execute these Articles of Incorporation, and hereby acknowledge that said Articles are my act, that all facts herein are true, and that such statements are made under penalty of perjury.

                                               /s/ John H. Vogel
                                               -----------------
                                               John H. Vogel


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